Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES NET INCOME,

EARNINGS PER SHARE

GROWTH

TOMS RIVER, NEW JERSEY, October 21, 2010…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank (the “Bank”), today announced that net income available to common stockholders increased to $5.2 million for the quarter ended September 30, 2010 as compared to $5.0 million for the quarter ended June 30, 2010, and $4.0 million for the corresponding prior year period. Diluted earnings per share for the quarter ended September 30, 2010 was $0.29, an increase of $0.02 from the prior linked quarter. Additional highlights for the quarter ended September 30, 2010 include:

•	Diluted earnings per share have grown in each of the last three quarters. Return on average stockholders equity was 10.7% for the quarter ended September 30, 2010.

•

Total revenue (i.e. net interest income and total other income) increased to $23.8 million for the quarter ended September 30, 2010 as compared to $23.3 million for the quarter ended June 30, 2010 and $21.2 million for the quarter ended September 30, 2009.

•	Deposits grew $83.5 million during the quarter to $1,623.5 million, including an increase of $102.4 million in core deposits (i.e. all deposits excluding time deposits).

•	Tangible common equity capital increased to 8.96% of assets.

The Company also announced that the Board of Directors declared its fifty-fifth consecutive quarterly cash dividend on common stock of $0.12 per share - covering the three month period ended September 30, 2010, to be paid on November 12, 2010 to shareholders of record on November 1, 2010.

Chairman and CEO John R. Garbarino reflected on the quarter. “We are pleased with our record of growing our bottom line and increasing earnings per share, and the consequential value we are building for our shareholders. Core deposit growth also continues, with average core deposits now comprising 81.6% of total deposits. Complementing this growth, the Company again fortified its capital position with an increase in tangible common equity to 8.96% of assets.”

Results of Operations

Net income available to common stockholders for the three months ended September 30, 2010 was $5.2 million or $0.29 per diluted share, as compared to net income available to common stockholders of $4.0 million, or $0.34 per diluted share, for the corresponding prior year period. For the nine months ended September 30, 2010, net income available to common stockholders was $14.6 million or $0.80 per diluted share, as compared to net income available to common stockholders of $10.5 million or $0.90 per diluted share for the corresponding prior year period. For both the three and nine months ended September 30, 2010 diluted earnings per share reflects the higher number of average diluted shares outstanding from the issuance of additional common share in November 2009.

Net interest income for the three and nine months ended September 30, 2010 increased to $19.6 million and $58.2 million, respectively, as compared to $16.7 million and $48.5 million, respectively, in the same prior year periods, reflecting greater interest-earning assets and, for the nine months ended September 30, 2010, a higher net interest margin. The net interest margin increased to 3.75% for the nine months ended September 30, 2010 from 3.59% in the same prior year period partly due to the low interest rate environment. For the three months ended September 30, 2010 the net interest margin was unchanged at 3.73%, as compared to the same prior year period. The yield on interest-earning assets decreased to 4.90% and 4.94%, respectively, for the three and nine months ended September 30, 2010, as compared to 5.32% and 5.35%, respectively, in the same prior year periods. The cost of interest-bearing liabilities decreased to 1.32% and 1.33%, respectively, for the three and nine months ended September 30, 2010, as compared to 1.79% and 1.98%, respectively, in the same prior year periods. Average interest-earning assets increased by $306.3 million and $264.2 million, respectively, for the three and nine months ended September 30, 2010, as compared to the same prior year periods. The increase in average interest-earning assets was primarily due to the increase in average mortgage-backed securities which increased $259.3 million and $252.5 million, respectively, for the three and nine months ended September 30, 2010.

The provision for loan losses increased to $1.6 million and $6.0 million, respectively, for the three and nine months ended September 30, 2010, as compared to $1.5 million and $3.5 million, respectively, for the corresponding prior year periods. The increased provisions are primarily due to higher levels of non-performing loans and partially due to higher loan balances. Additionally, for the nine months ended September 30, 2010, net charge-offs increased by $645,000 over the corresponding prior year period.

Other income decreased to $4.2 million and $10.8 million, respectively, for the three and nine months ended September 30, 2010, as compared to $4.5 million and $11.9 million, respectively, in the same prior year periods. Loan servicing income (loss) increased to income of $231,000 for the nine months ended September 30, 2010 from a loss of $102,000 in the same prior year period due to an impairment to the loan servicing asset of $263,000 recognized in the first quarter of 2009. Fees and service charges increased to $2.8 million and $8.1 million, respectively, for the three and nine months ended September 30, 2010, as compared to $2.7 million and $7.8 million for the corresponding prior year periods. The increase was due to higher fees from merchant services, commercial checking accounts and trust services partly offset by a reduction in private mortgage insurance fee income. This reduction in PMI fee income resulted from a charge of $203,000 for the three and nine months ended September 30, 2010, related to several rescission claims. The net gain on sales of loans increased to $1.2 million for the three months ended September 30, 2010, as compared to $1.1 million for the corresponding prior year period. Although loan sales volume decreased from the prior year period, the gain on sale margin was very strong resulting in the overall increase in gain on sale of loans for the three months ended September 30, 2010. For the nine months ended September 30, 2010, the net gain on the sale of loans sold decreased to $2.2 million, as compared to $3.1 million for the corresponding prior year period due to a decline in the volume of loans sold. The net loss from other real estate operations was $408,000 for the nine months ended September 30, 2010, as compared to a gain of $71,000 in the same prior year period due to current period write-downs in the value of properties previously acquired. Other income decreased $361,000 and $362,000 for the three and nine months ended September 30, 2010, respectively, as compared to the same prior year periods due to the prior year recovery of $367,000 on borrower escrow funds at Columbia Home Loans, LLC (“Columbia”), the Company’s mortgage banking subsidiary which was shuttered in the fourth quarter of 2007.

Operating expenses increased to $13.8 million and $39.7 million, respectively, for the three and nine months ended September 30, 2010, as compared to $12.4 million and $37.4 million, respectively, for the corresponding prior year periods. Compensation and employee benefits costs increased due to higher incentive compensation, salary and stock plan expense. For the nine months ended September 30, 2010, the increase was also due to the reduction in mortgage loan closings from prior year levels. Fewer loan closings in the current year decreased deferred loan expense which is reflected as an increase to compensation expense. Occupancy expense decreased by $570,000 for the nine months ended September 30, 2010, as compared to the corresponding prior year period due to a $556,000 charge in the second quarter of 2009 relating to the termination of all remaining lease obligations of Columbia. Federal deposit insurance expense for the nine months ended September 30, 2010 decreased by $529,000 from the corresponding prior year period primarily due to a special assessment of $869,000 in the second quarter of 2009. General and administrative expense for the three and nine months ended September 30, 2009 included $413,000 and $582,000, respectively, of costs related to the Company’s announced, but subsequently terminated, merger with Central Jersey Bancorp. For the three and nine months ended September 30, 2010, the reduction in merger related expenses was offset by higher loan origination and servicing related expenses.

Dividends on preferred stock and discount accretion totaled $537,000 and $1.5 million, respectively, for the three and nine months ended September 30, 2009, as compared to no amounts in the current year periods. The preferred stock was redeemed on December 30, 2009.

Financial Condition

Total assets increased to $2,225.4 million at September 30, 2010, an increase from $2,030.0 million at December 31, 2009. Loans receivable, net increased by $36.7 million to $1,666.0 million at September 30, 2010, from $1,629.3 million December 31, 2009, primarily due to increased commercial and commercial real estate lending. Investment securities available for sale increased to $68.9 million at September 30, 2010, as compared to $37.3 million at December 31, 2009, due to third quarter purchases of government agency and municipal securities as the Company invested part of the funds received from strong deposit flows. Mortgage-backed securities available for sale increased to $343.4 million at September 30, 2010, as compared to $213.6 million at December 31, 2009, due to purchases of $162.8 million in mortgage-backed securities issued by U.S. government sponsored enterprises.

The increase in assets was funded by increased deposits, which grew to $1,623.5 million at September 30, 2010 from $1,364.2 million at December 31, 2009. The growth was concentrated in core deposits, which increased $284.3 million. Time deposits decreased $25.0 million as the Bank continued to moderate its pricing for this product. Also, as a result of the increase in deposits, Federal Home Loan Bank advances decreased to $280.0 million at September 30, 2010 from $333.0 million at December 31, 2009. Stockholders’ equity increased to $199.4 million at September 30, 2010, as compared to $183.5 million at December 31, 2009 due to net income and a reduction in accumulated other comprehensive loss partly offset by the cash dividend on common stock.

Asset Quality

The Company’s non-performing loans totaled $33.8 million at September 30, 2010, an increase from $28.3 million at December 31, 2009, with the largest increase of $2.6 million attributable to one-to-four family mortgage loans. The overall increase is reflective of the weak economic environment. Non-performing loans at September 30, 2010 include $653,000 of loans repurchased due to early payment default that were written down to market value on the date of repurchase and $2.5 million of loans previously held for sale that were also written down to market value. Net loan charge-offs decreased to $153,000 for the three months ended September 30, 2010, as compared to $578,000 for the corresponding prior year period. For the nine months ended September 30, 2010, net loan charge-offs increased to $2.1 million, as compared to $1.5 million for the corresponding prior year period. For the three and nine months ended September 30, 2010 net charge-offs included $75,000 and $1.2 million, respectively, of loans originated by Columbia.

The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $809,000 at September 30, 2010, as compared to $819,000 at December 31, 2009. There was no provision for repurchased loans and one charge-off of $10,000 during the nine months ended September 30, 2010. At September 30, 2010, there are two outstanding loan repurchase requests on loans with a total principal balance of $325,000 which the Company is evaluating. One of these requests, with a principal balance of $203,000, was resolved with no loss subsequent to September 30, 2010.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, October 22, 2010 at 11:00 a.m. Eastern time. The direct dial number for the call is (877) 317-6789. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 444952, from one hour after the end of the call until November 8, 2010. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

* * *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.2 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	September 30, 2010	December 31, 2009	September 30, 2009
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$29,632	$23,016	$21,767
Investment securities available for sale	68,919	37,267	34,547
Federal Home Loan Bank of New York stock, at cost	17,425	19,434	14,878
Mortgage-backed securities available for sale	343,410	213,622	83,001
Loans receivable, net	1,665,997	1,629,284	1,622,531
Mortgage loans held for sale	4,086	5,658	4,960
Interest and dividends receivable	7,085	6,059	6,412
Real estate owned, net	2,242	2,613	1,204
Premises and equipment, net	21,843	22,088	21,226
Servicing asset	5,661	6,515	6,750
Bank Owned Life Insurance	40,594	39,970	39,768
Other assets	18,484	24,502	15,959

Total assets	$2,225,378	$2,030,028	$1,873,003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,623,516	$1,364,199	$1,357,909
Securities sold under agreements to repurchase with retail customers	70,874	64,573	72,996
Federal Home Loan Bank advances	280,000	333,000	230,500
Other borrowings	27,500	27,500	27,500
Due to brokers	3,456	40,684	—
Advances by borrowers for taxes and insurance	7,782	7,453	7,823
Other liabilities	12,821	9,083	10,103

Total liabilities	2,025,949	1,846,492	1,706,831

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued at September 30, 2010 and December 31, 2009, 38,263 shares issued at September 30, 2009	—	—	37,345
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772, 33,566,772 and 27,177,372 shares issued and 18,822,556, 18,821,956 and 12,432,556 shares outstanding at September 30, 2010, December 31, 2009 and September 30, 2009, respectively	336	336	272
Additional paid-in capital	260,435	260,130	205,565
Retained earnings	171,085	163,063	163,487
Accumulated other comprehensive loss	(3,413)	(10,753)	(11,184)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(4,557)	(4,776)	(4,849)
Treasury stock, 14,744,216, 14,744,816 and 14,744,816 shares at September 30, 2010, December 31, 2009 and September 30, 2009, respectively	(224,457)	(224,464)	(224,464)
Common stock acquired by Deferred Compensation Plan	951	986	981
Deferred Compensation Plan Liability	(951)	(986)	(981)

Total stockholders’ equity	199,429	183,536	166,172

Total liabilities and stockholders’ equity	$2,225,378	$2,030,028	$1,873,003

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Interest income:
Loans	$22,314	$22,618	$66,524	$68,581
Mortgage-backed securities	2,976	817	8,923	2,458
Investment securities and other	438	406	1,164	1,408

Total interest income	25,728	23,841	76,611	72,447

Interest expense:
Deposits	3,781	4,263	10,693	14,136
Borrowed funds	2,379	2,876	7,683	9,794

Total interest expense	6,160	7,139	18,376	23,930

Net interest income	19,568	16,702	58,235	48,517

Provision for loan losses	1,600	1,500	6,000	3,500

Net interest income after provision for loan losses	17,968	15,202	52,235	45,017

Other income:
Loan servicing income (loss)	72	119	231	(102)
Fees and service charges	2,760	2,700	8,117	7,804
Net gain on sales of loans and securities available for sale	1,210	1,094	2,215	3,119
Net (loss) gain from other real estate operations	(45)	67	(408)	71
Income from Bank Owned Life Insurance	220	202	624	634
Other	2	363	6	368

Total other income	4,219	4,545	10,785	11,894

Operating expenses:
Compensation	7,326	6,216	20,907	17,781
Occupancy	1,325	1,398	4,117	4,687
Equipment	568	478	1,581	1,428
Marketing	514	467	1,341	1,171
Federal deposit insurance	663	605	1,983	2,512
Data processing	858	812	2,521	2,506
Legal	279	236	843	1,086
Check card processing	311	287	937	792
Accounting and audit	143	135	465	466
General and administrative	1,773	1,719	5,027	4,948

Total operating expenses	13,760	12,353	39,722	37,377

Income before provision for income taxes	8,427	7,394	23,298	19,534
Provision for income taxes	3,189	2,860	8,704	7,448

Net income	5,238	4,534	14,594	12,086
Dividends on preferred stock and warrant accretion	—	537	—	1,539

Net income available to common stockholders	$5,238	$3,997	$14,594	$10,547

Basic earnings per share	$0.29	$0.34	$0.80	$0.90

Diluted earnings per share	$0.29	$0.34	$0.80	$0.90

Average basic shares outstanding	18,146	11,724	18,137	11,710

Average diluted shares outstanding	18,194	11,772	18,186	11,758

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At September 30, 2010	At December 31, 2009	At September 30, 2009

STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	8.96%	9.04%	8.87%
Common shares outstanding (in thousands)	18,823	18,822	12,433
Stockholders’ equity per common share	$10.59	$9.75	$10.36
Tangible stockholders’ equity per common share	10.59	9.75	10.36

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$21,776	$19,142	$15,814
Commercial real estate	6,822	5,152	4,922
Construction	368	368	67
Consumer	4,132	3,031	2,416
Commercial	674	627	295

Total non-performing loans	33,772	28,320	23,514
REO, net	2,242	2,613	1,204

Total non-performing assets	$36,014	$30,933	$24,718

Delinquent loans 30 to 89 days	$18,376	$15,528	$16,423

Allowance for loan losses	$18,593	$14,723	$13,680

Allowance for loan losses as a percent of total loans receivable	1.10%	0.89%	0.83%
Allowance for loan losses as a percent of non-performing loans	55.05	51.99	58.18
Non-performing loans as a percent of total loans receivable	2.00	1.72	1.44
Non-performing assets as a percent of total assets	1.62	1.52	1.32

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.94%	0.96%	0.89%	0.85%
Return on average stockholders’ equity	10.71	11.22	10.30	10.28
Interest rate spread	3.58	3.53	3.61	3.37
Interest rate margin	3.73	3.73	3.75	3.59
Operating expenses to average assets	2.48	2.62	2.43	2.63
Efficiency ratio	57.85	58.14	57.55	61.87

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At September 30, 2010	At December 31, 2009
Real estate:
One-to-four family	$960,557	$954,736
Commercial real estate, multi-family and land	426,390	396,883
Construction	13,135	9,241
Consumer	211,035	217,290
Commercial	76,877	70,214

Total loans	1,687,994	1,648,364

Loans in process	(4,220)	(3,466)
Deferred origination costs, net	4,902	4,767
Allowance for loan losses	(18,593)	(14,723)

Total loans, net	1,670,083	1,634,942

Less: mortgage loans held for sale	4,086	5,658

Loans receivable, net	$1,665,997	$1,629,284

Mortgage loans serviced for others	$926,148	$952,871
Loan pipeline	129,747	90,320

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009

Loan originations	$129,360	$122,405	$347,722	$448,091
Loans sold	50,188	61,448	100,341	192,556
Net charge-offs	153	578	2,130	1,485

DEPOSITS

	At September 30, 2010	At December 31, 2009
Type of Account

Non-interest bearing	$138,563	$107,721
Interest-bearing checking	844,458	615,347
Money market deposit	107,086	96,886
Savings	246,214	232,081
Time deposits	287,195	312,164

	$1,623,516	$1,364,199

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2010			2009
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$6,300	$4	.25%	$—	$—	—%
Investment securities (1)	59,692	156	1.05	55,763	167	1.20
FHLB stock	17,869	278	6.22	15,168	239	6.30
Mortgage-backed securities (1)	344,579	2,976	3.45	85,279	817	3.83
Loans receivable, net (2)	1,670,590	22,314	5.34	1,636,541	22,618	5.53

Total interest-earning assets	2,099,030	25,728	4.90	1,792,751	23,841	5.32

Non-interest-earning assets	118,312			93,544

Total assets	$2,217,342			$1,886,295

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,180,155	2,365	.80	$924,360	2,356	1.02
Time deposits	296,579	1,416	1.91	335,073	1,907	2.28

Total	1,476,734	3,781	1.02	1,259,433	4,263	1.35
Borrowed funds	391,169	2,379	2.43	335,242	2,876	3.43

Total interest-bearing liabilities	1,867,903	6,160	1.32	1,594,675	7,139	1.79

Non-interest-bearing deposits	137,595			113,879
Non-interest-bearing liabilities	16,253			16,150

Total liabilities	2,021,751			1,724,704
Stockholders’ equity	195,591			161,591

Total liabilities and stockholders’ equity	$2,217,342			$1,886,295

Net interest income		$19,568			$16,702

Net interest rate spread (3)			3.58%			3.53%

Net interest margin (4)			3.73%			3.73%

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2010			2009
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$2,685	$5	.25%	$—	$—	—%
Investment securities (1)	57,226	423	.99	55,906	756	1.80
FHLB stock	22,091	736	4.44	17,115	652	5.08
Mortgage-backed securities (1)	337,515	8,923	3.52	85,027	2,458	3.85
Loans receivable, net (2)	1,648,991	66,524	5.38	1,646,232	68,581	5.55

Total interest-earning assets	2,068,508	76,611	4.94	1,804,280	72,447	5.35

Non-interest-earning assets	111,795			88,477

Total assets	$2,180,303			$1,892,757

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,059,780	6,412	.81	$885,408	7,513	1.13
Time deposits	302,627	4,281	1.89	349,514	6,623	2.53

Total	1,362,407	10,693	1.05	1,234,922	14,136	1.53
Borrowed funds	485,731	7,683	2.11	373,833	9,794	3.49

Total interest-bearing liabilities	1,848,138	18,376	1.33	1,608,755	23,930	1.98

Non-interest-bearing deposits	125,953			110,379
Non-interest-bearing liabilities	17,208			16,917

Total liabilities	1,991,299			1,736,051
Stockholders’ equity	189,004			156,706

Total liabilities and stockholders’ equity	$2,180,303			$1,892,757

Net interest income		$58,235			$48,517

Net interest rate spread (3)			3.61%			3.37%

Net interest margin (4)			3.75%			3.59%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.